GulfMark Offshore to List on NYSE

July 9, 2007 - Houston - GulfMark Offshore, Inc. (NASDAQ:GMRK) announced today that it has filed an application to list its common stock on the New York Stock Exchange (NYSE). Pending approval of its application, GulfMark anticipates that its shares of common stock will begin trading on the NYSE on July 20, 2007, under the symbol "GLF." Until such time that the application is approved and trading commences on the NYSE, GulfMark will continue to trade on the NASDAQ Stock Market under the symbol "GMRK".

“Listing on the NYSE is a significant milestone in our company’s history as we join the majority of mid and large-cap oil and gas service companies listed on the NYSE,” said Bruce A. Streeter, President and CEO of GulfMark.  “We believe the move will increase visibility among investors and analysts and decrease trading volatility, thus benefiting all of our shareholders.  We have had a long and successful history with NASDAQ and appreciate their contribution to our growth since our listing in 1997.  We look forward to our new listing with the NYSE and are excited for our shareholders."

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of sixty (60) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, and the Americas.

Contact:                 Russell K. Bay, Vice President – Investor Relations & Treasurer
E-mail:  Rusty.Bay@GulfMark.com
(713) 963-9522

Edward A. Guthrie, Executive Vice President & CFO
E-mail:  Ed.Guthrie@GulfMark.com
(713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors.  Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the Company's filings with the SEC. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.